As filed with the Securities and Exchange Commission on June 28, 2019

Registration No. 333-229894

Registration No. 333-223246

Registration No. 333-216362

Registration No. 333-209783

Registration No. 333-202402

Registration No. 333-194281

Registration No. 333-186921

Registration No. 333-179751

Registration No. 333-172459

Registration No. 333-163367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-229894

Form S-8 Registration Statement No. 333-223246

Form S-8 Registration Statement No. 333-216362

Form S-8 Registration Statement No. 333-209783

Form S-8 Registration Statement No. 333-202402

Form S-8 Registration Statement No. 333-194281

Form S-8 Registration Statement No. 333-186921

Form S-8 Registration Statement No. 333-179751

Form S-8 Registration Statement No. 333-172459

Form S-8 Registration Statement No. 333-163367

Under the Securities Act of 1933

FORTINET, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0560389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

899 Kifer Road

Sunnyvale, California 94086

(Address, including zip code, of principal executive offices)

Fortinet, Inc. 2009 Equity Incentive Plan

(Full title of the plan)

John Whittle

Executive Vice President of Corporate Development,

General Counsel and Corporate Secretary

Fortinet, Inc.

899 Kifer Road

Sunnyvale, California 94086

(Name and address of agent for service)

408-235-7700

(Telephone number, including area code, of agent for service)

Copy to:

Ran D. Ben-Tzur

Fenwick & West LLP

801 California Street

Mountain View, California 94041

650-988-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF COMMON STOCK

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Fortinet, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

•	File No. 333-229894, filed with the SEC on February 27, 2019, registering 8,489,381 shares of the Registrant’s Common Stock, $0.001 par value per share (“Common Stock”), to be issued under the Fortinet, Inc. 2009 Equity Incentive Plan (the “Plan”);

•	File No. 333-223246, filed with the SEC on February 26, 2018, registering 8,394,461 shares of the Common Stock to be issued under the Plan;

•	File No. 333-216362, filed with the SEC on March 1, 2017, registering 8,653,899 shares of the Common Stock to be issued under the Plan;

•	File No. 333-209783, filed with the SEC on February 29, 2016, registering 8,569,936 shares of the Common Stock to be issued under the Plan;

•	File No. 333-202402, filed with the SEC on March 2, 2015, registering 8,322,098 shares of the Common Stock to be issued under the Plan;

•	File No. 333-194281, filed with the SEC on March 3, 2014, registering 8,076,703 shares of the Common Stock to be issued under the Plan;

•	File No. 333-186921, filed with the SEC on February 27, 2013, registering 8,017,366 shares of the Common Stock to be issued under the Plan;

•	File No. 333-179751, filed with the SEC on February 28, 2012, registering 7,749,564 shares of the Common Stock to be issued under the Plan;

•	File No. 333-172459, filed with the SEC on February 25, 2011, registering 7,438,100 shares of the Common Stock to be issued under the Plan (such number reflecting the effect of the two-for-one stock split effected by the Registrant in June 2011); and

•	File No. 333-163367, filed with the SEC on November 25, 2009, registering 18,053,764 shares of the Common Stock outstanding or to be issued under the Plan (such number reflecting the effect of the two-for-one stock split effected by the Registrant in June 2011).

At the Registrant’s Annual Meeting of Stockholders held on June 21, 2019 (the “Annual Meeting”), the Registrant’s stockholders approved the Amended and Restated Fortinet, Inc. 2009 Equity Incentive Plan (the “Amended Plan”). Among other changes, the Amended Plan provides for a net decrease in the number of shares of Common Stock that are authorized and available for issuance pursuant to future awards granted on or following the effective date of the Amended Plan by a total of 46,214,259 shares of Common Stock (the “Share Decrease”). The Amended Plan became effective upon its approval at the Annual Meeting, with a total of 23,620,199 shares authorized under the Amended Plan and a total of 13,500,000 shares of Common Stock remaining available for issuance pursuant to future awards under the Amended Plan after giving effect to the Share Decrease.

In connection with the Share Decrease, the Registrant hereby deregisters an aggregate of 46,214,259 shares of Common Stock that were originally registered for issuance under the Registration Statements and that remain unissued as of the date hereof.

The Registration Statements are hereby amended to reflect the deregistration of such shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478, the Registrant has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 28th day of June, 2019.

FORTINET, INC.

By:	/s/ John Whittle
John Whittle
Executive Vice President and General Counsel